UFOOD RESTAURANT GROUP, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION

1.
Each non-employee director of the Company shall be granted non-qualified options to purchase 100,000 shares of the Company’s common stock at an exercise price equal to the closing stock price on February 11, 2008. Such grant shall represent a tri-annual retainer for the 2008, 2009 and 2010 fiscal years. The options granted shall vest weekly over 36 months and shall expire February 11, 2018.

2.
Each non-employee director of the Company who serves as a member of the Audit, Compensation or Governance committee of the Board of Directors shall be granted the following number of non-qualified options to purchase shares of the Company’s common stock:

a.	Committee chairman – annual grant of 3,000 options
b.	Other committee members – annual grant of 2,000 options

The exercise price of the options granted shall be equal to the closing stock price on February 11, 2008. The options granted shall vest over 36 months and shall expire February 11, 2018.